Exhibit 3.1

PLYMOUTH INDUSTRIAL REIT, INC.

ARTICLES SUPPLEMENTARY

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

Plymouth Industrial REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Second Articles of Amendment and Restatement of the Corporation, as amended (the “Charter”), authorizes the issuance of 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), issuable from time to time in one or more classes or series, and provides that the Corporation’s board of directors (the “Board”) may classify or reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time by, among other things, resolutions duly adopted by the Board setting or changing the preferences, conversion or other rights, voting powers, (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such class or series.

SECOND: Under the authority contained in the Charter, the Board at a duly noticed and called telephonic meeting on November 19, 2018, by resolution duly adopted, has classified and designated 4,411,764 shares of Preferred Stock of the Corporation as Series B Convertible Redeemable Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

1.               Designation and Number. A series of Preferred Stock, designated the Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), is hereby established. The number of authorized shares of Series B Preferred Stock shall initially be 4,411,764. The Corporation shall not, without the approval of holders of a majority of shares of Series B Preferred Stock, issue additional shares of Series B Preferred Stock.

2.               Rank. The Series B Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, will rank (a) senior to the common stock of the Corporation, $0.01 par value per share (“Common Stock”), and to any other class or series of capital stock of the Corporation issued on or after the Original Issue Date, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Stock, the “Junior Equity Securities”); (b) on a parity basis with the 7.50% Series A Cumulative Redeemable Preferred Stock of the Corporation, par value $0.01 per share, and any other class or series of capital stock of the Corporation, issued on or after the Original Issue Date, the terms of which expressly provide that such capital stock will rank on parity with the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Equity Securities”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Equity Securities”), and to all existing and future debt obligations of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which debt securities prior or subsequent to conversion or exchange will rank senior to the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. The Corporation’s ability to issue Parity Equity Securities and Senior Equity Securities shall be subject to the provisions of Section 11(c).

3.               Definitions. As used herein with respect to Series B Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Corporation and its subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its affiliates or any portfolio company in which Purchaser or any of its Affiliates has an investment (whether debt or equity). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“10.0% Threshold” has the meaning set forth in Section 6(a).

“10.0% Consent” has the meaning set forth in Section 6(a).

“19.99% Threshold” has the meaning set forth in Section 6(a).

“20-Day VWAP” means a dollar amount equal to the VWAP of the Common Stock for the twenty (20) consecutive Trading Days ending on the second Trading Day prior to (i) with respect to conversion of any shares of Series B Preferred Stock pursuant to Section 6(a), the date of the Holder Conversion Notice, (ii) with respect to conversion of shares of Series B Preferred Stock pursuant to Section 6(b) or Section 6(c), the date of the Notice of Optional Redemption, and (iii) with respect to redemption of any shares of Series B Preferred Stock pursuant to Section 8, the date of the Notice of Optional Redemption.

“Board” had the meaning set forth in Article FIRST.

“Business Day” means each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.

“Capital Gains Amount” has the meaning set forth in Section 4(h).

“Cash Settlement” means settlement of a conversion or redemption of a share of Series B Preferred Stock solely for cash.

“Cash Settlement Amount” has the meaning set forth in Section 7(a)(ii)(2).

“Change of Control/Delisting” has the meaning set forth in Section 9(a).

“Change of Control/Delisting Company Notice” has the meaning set forth in Section 9(c).

“Change of Control/Delisting Redemption Notice” has the meaning set forth in Section 9(b)(i).

“Change of Control/Delisting Redemption Date” has the meaning set forth in Section 9(a).

“Change of Control/Delisting Redemption Price” has the meaning set forth in Section 9(a).

“Change of Control Transaction” shall mean any transaction or series of related transactions that, upon consummation thereof, would result in the occurrence of any of clauses (i) through (v) in the definition of Change of Control/Delisting.

“Charter” has the meaning set forth in Article FIRST.

“Closing Price” means, for any date, the closing price per share of Common Stock for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the NYSE American, or such other primary exchange or quotation system on which the Common Stock are then listed or quoted.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Settlement” means settlement of a conversion or redemption of a share of Series B Preferred Stock for a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 7(k).

“Company Conversion Right” has the meaning set forth in Section 6(b).

“Common Stock” has the meaning set forth in Section 2.

“Constituent Person” has the meaning set forth in Section 10(a).

“Continuing Director” has the meaning set forth in Section 9(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Stock, and its successors and assigns.

“Conversion Date” means (i) with respect to conversion of any shares of Series B Preferred Stock pursuant to Section 6(a), the date of the Holder Conversion Notice, and (ii) with respect to conversion of any shares of Series B Preferred Stock pursuant to Section 6(b) or Section 6(c), the date of the Notice of Conversion.

“Conversion Right” has the meaning set forth in Section 6(a).

“Current Market Price” means, on any date specified herein, a dollar amount equal to the VWAP of the Common Stock for the twenty (20) consecutive Trading Days ending on such date.

“Default Rate” has the meaning set forth in Section 4(g).

“Dividend Payment Date” has the meaning set forth in Section 4(b).

“Dividend Period” has the meaning set forth in Section 4(b).

“Dividend Rate” shall mean (i) from and after the Original Issue Date and through and including December 31, 2019, 3.25%, (ii) from and after January 1, 2020 and through and including December 31, 2020, 3.50%, (iii) from and after January 1, 2021 and through and including December 31, 2021, 3.75%, (iv) from and after January 1, 2022 and through and including December 31, 2022, 4.00%, (v) from and after January 1, 2023 and through and including December 31, 2023, 6.50%, (vi) from and after January 1, 2024 and through and including December 31, 2024, 12.00%, and (vii) from and after January 1, 2025, 15.00%.

“Dividend Record Date” has the meaning set forth in Section 4(b).

“DTC” means The Depository Trust Company.

“Exchange Act” has the meaning set forth in Section 9(a).

“Exchange Property” has the meaning set forth in Section 10(a).

“Holder” means a Person in whose name the shares of the Series B Preferred Stock are registered, which Person shall be treated by the Corporation, Transfer Agent, Redemption and Paying Agent and Conversion Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series B Preferred Stock in violation of the Investment Agreement or these Articles Supplementary shall be a Holder, the Transfer Agent, Redemption and Paying Agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a Holder and the Person in whose name the shares of the Series B Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Holder Conversion Notice” has the meaning set forth in Section 7(c)(i).

“Indebtedness” means (a) all obligations of the Corporation or any of its subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its subsidiaries and (e) all guarantees by the Corporation or any of its subsidiaries of any of the foregoing.

“Investment Agreement” means that certain Investment Agreement, dated as of November 20, 2018, by and between Purchaser and the Corporation.

“Issuance Price” means $17.00 per share (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock).

“Junior Equity Securities” has the meaning set forth in Section 2.

“KeyBank Credit Agreement” means that certain Credit Agreement, dated as of August 11, 2017, by and among Plymouth Industrial OP, LP, a Delaware limited partnership, the subsidiary guarantors party thereto, KeyBank National Association, and the other parties thereto, as amended.

“Liquidation Preference” means, with respect to any share of Series B Preferred Stock, the greater of (a) the amount necessary for the Holder of such share to achieve a 12.0% annual internal rate of return on the Issuance Price, taking into account dividends paid (and the dates of such payment) from the Original Issuance Date until (i) the date of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (ii) the Conversion Date, or (iii) the Redemption Date, as the case may be, and (b) $21.89 (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock), plus accrued and unpaid dividends, whether or not declared, through and including (x) the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (y) the Conversion Date, or (z) the Redemption Date, as the case may be.

“Market Disruption Event” means the occurrence or existence on any Trading Day for the Common Stock of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock on the relevant securities exchange or in any options contracts or futures contracts relating to the Common Stock on any relevant exchange if, in any such case, such suspension or limitation occurs or exists during the one-hour period before the closing time of the relevant exchange on such day.

“MGCL” means the Maryland General Corporation Law, as amended.

“Notice of Conversion” has the meaning set forth in Section 7(d).

“Notice of Optional Redemption” has the meaning set forth in Section 8(b).

“NYSE American” means the NYSE American LLC.

“Operating Partnership” means Plymouth Industrial OP, LP, a Delaware limited partnership.

“Optional Redemption” has the meaning set forth in Section 8(a).

“Original Issue Date” has the meaning set forth in Section 4(b).

“Parity Equity Securities” has the meaning set forth in Section 2.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Physical Settlement” means settlement of a conversion or redemption of a share of Series B Preferred Stock solely for shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 7(k).

“Preferred Dividend Default” has the meaning set forth in Section 11(b)(ii).

“Preferred Stock” has the meaning set forth in Article FIRST.

“Purchaser” has the meaning set forth in the Investment Agreement.

“Redemption and Paying Agent” has the meaning set forth in Section 4(g).

“Redemption Date” means with respect to the redemption of shares of Series B Preferred Stock pursuant to Section 8, the date on which the applicable redemption consideration for the shares of Series B Preferred Stock redeemed is paid or delivered.

“Redemption Price” means the greater of (i) the Liquidation Preference per share of Series B Preferred Stock as of the Redemption Date or (ii) the 20-Day VWAP; provided, however, following such time as the number of shares of Series B Preferred Stock that shall have been redeemed is equal to the maximum number of shares of Series B Preferred Stock that can be converted pursuant to Section 6 (whether into cash of shares of Common Stock) such that, if all such shares of Series B Preferred Stock had been converted into Common Stock (disregarding the 10.0% Threshold), the 19.99% Threshold would have been reached (but not exceeded), the Redemption Price shall be equal to the Liquidation Preference.

“REIT” has the meaning set forth in Section 4(f).

“Reorganization Event” has the meaning set forth in Section 10(a).

“Required Cash Settlement Amount” has the meaning set forth in Section 7(i).

“Senior Equity Securities” has the meaning set forth in Section 2.

“Series B Directors” has the meaning set forth in Section 11(b).

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Settlement Amount” has the meaning set forth in Section 7(a).

“Settlement Method” means, with respect to any conversion or redemption, as the case may be, of shares of Series B Preferred Stock, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Corporation.

“Settlement Notice” has the meaning set forth in Section 7(a).

“Stockholder Approval” means all approvals, if any, of the stockholders of the Corporation required for the removal of the 19.99% Threshold as may be required under law or the listing standards of NYSE American (or any successor thereto or any trading market on which the Common Stock is listed), including Rule 713(a) of the NYSE American Company Guide or any successor rule.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Corporation or any of its subsidiaries.

“Total Dividends” has the meaning set forth in Section 4(h).

“Trading Day” shall mean any day on which (a) the securities in question are traded on the NYSE American or, if such securities are not listed or admitted for trading on the NYSE American, on the principal national securities exchange on which such securities are listed or admitted for trading and (b) there is no Market Disruption Event.

“Transfer Agent” means the Person acting as Transfer Agent, Redemption and Paying Agent and Conversion Agent for the Series B Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Continental Stock Transfer and Trust Company.

“Voting Stock” has the meaning set forth in Section 9(a).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “P <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day. The “VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.

4.               Dividends.

(a)             Right to Dividends. Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to priority of dividend payments, Holders are entitled to receive, when and as authorized and declared by the Board or a duly authorized committee thereof, out of funds legally available for the payment of dividends, preferential cumulative, compounding cash dividends.

(b)            Payment of Dividends. From and including December 14, 2018 (the “Original Issue Date”), the Corporation shall pay cumulative cash dividends on each share of Series B Preferred Stock at a rate per annum equal to the Dividend Rate of the Issuance Price. Dividends on the Series B Preferred Stock shall accrue, compound and be cumulative from (and including) the Original Issue Date or the end of the most recent Dividend Period (as defined below) for which dividends on the Series B Preferred Stock have been paid and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if such date is not a Business Day, on the immediately succeeding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”). A “Dividend Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on December 31, 2018). Any dividend payable on the Series B Preferred Stock for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of the Series B Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 10th day of the month of the applicable Dividend Payment Date, i.e., January 10, April 10, July 10 and October 10 or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Dividend Record Date”).

(c)             Additional Dividends. To the extent that, in any calendar year, if (i) (x) the cumulative dividends paid in such year in respect of each share of Common Stock multiplied by (y) the number of shares of Common Stock into which each share of Series B Preferred Stock would have converted if the Conversion Date was December 31 of such year (even if such share were not then convertible into Common Stock), exceeds (ii) the amount necessary for the Holder of a share of Series B Preferred Stock to achieve a 12% annual internal rate of return on the Issuance Price for such year, then the Corporation shall pay to the Holders an additional dividend per share equal to such excess, payable on January 15 of the following calendar year to holders of record of Series B Preferred Stock as of the close of business on January 10 of such year.

(d)            Prohibited by Law. No dividends on shares of Series B Preferred Stock shall be authorized or declared by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(e)             Accrual of Dividends. Notwithstanding the foregoing Section 4(d), dividends on the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared by the Board. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any class or series of Parity Equity Securities, all dividends declared upon the Series B Preferred Stock and any class or series of Parity Equity Securities shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such class or series of Parity Equity Securities shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such class or series of Parity Equity Securities (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Equity Securities do not have a cumulative dividend) bear to each other. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series B Preferred Stock will accrue and compound daily at the annual Default Rate as of the Dividend Payment Date on which they first become payable.

(f)             Junior Equity Securities. Except as provided in the immediately preceding paragraph, unless (i) full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods that have ended, (ii) the Corporation’s Debt Service Coverage Ratio (as such term is defined in the KeyBank Credit Agreement) exceeds 1.5x (or has not been equal to or less than 1.5x for more than 90 days), and (iii) the Total Leverage (as such term is defined in the KeyBank Credit Agreement) is less than sixty five percent (65.0%) (or has not been equal to or more than sixty five percent (65.0%) for more than 90 days), no dividends (other than a dividend in shares of Junior Equity Securities or in options, warrants or rights to subscribe for or purchase any such shares of Junior Equity Securities) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Equity Securities, nor shall any shares of Junior Equity Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Equity Securities, or (ii) the purchase of shares of Series B Preferred Stock, Junior Equity Securities or Parity Equity Securities pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”)).

(g)            Default Rate. Notwithstanding anything to the contrary set forth above, the applicable dividend rate for each day during a Default Period (as defined below) shall be equal to twelve percent (12.00%) of the Issuance Price (prorated for the number of days in such default period computed on the basis of a 360-day year consisting of twelve 30-day months) (the “Default Rate”); provided, however, from and after January 1, 2024, the Default Rate shall increase to fifteen percent (15.00%) of the Issuance Price, and from and after January 1, 2025, the Default Rate shall increase to eighteen percent (18.00%) of the Issuance Price. Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series B Preferred Stock shall commence on a date the Corporation fails to deposit sufficient funds for the payment of dividends as required in connection with a Dividend Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all accrued and unpaid dividends and any unpaid redemption price has or have been deposited irrevocably in trust in same-day funds with the Corporation’s Transfer Agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). No Default Period shall be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to the Corporation’s willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Dividend Payment Date or Redemption Date.

(h)            Capital Gain Dividends. If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of the Corporation’s capital stock (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the Holders shall be in proportion to the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

5.               Liquidation Preference.

(a)             Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Equity Securities, and subject to the rights of the holders of any Senior Equity Securities or Parity Equity Securities and the rights of the Corporation’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, converted such shares of Series B Preferred Stock into Common Stock, without regard to the 19.99% Threshold or the 10.0% Threshold, and assuming the Conversion Date was the date of such voluntary or involuntary liquidation, dissolution or winding up.

(b)            Partial Payment. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the Liquidation Preference on the Series B Preferred Stock and the liquidation preference on the shares of any class or series of Parity Equity Securities, all assets distributed to the Holders and any class or series of Parity Equity Securities shall be distributed pro rata so that the amount of assets distributed per share of Series B Preferred Stock and such class or series of Parity Equity Securities shall in all cases bear to each other the same ratio that the Liquidation Preference per share on the Series B Preferred Stock and the liquidation preference per share of such class or series of Parity Equity Securities bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation distributions to which they are entitled, the Holders will have no right or claim to any of the remaining assets of the Corporation.

(c)             Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders.

6.               Conversion.

(a)             Conversion at Option of Holders. From and after January 1, 2022, each Holder shall have the right, at such Holder’s option at any time, subject to the conversion procedures set forth in Section 7, to convert each share of such Holder’s Series B Preferred Stock into the Settlement Amount as of the applicable Conversion Date (the “Conversion Right”). The Conversion Right may be exercised as to all or any portion of such Holder’s Series B Preferred Stock; provided, however, that prior to the receipt of Stockholder Approval, Series B Preferred Stock shall not be convertible pursuant to this Section 6 (assuming the Corporation elects Physical Settlement or Combination Settlement) in the aggregate with any prior conversions into more than 19.99% of the Common Stock outstanding on the Original Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) (such limitation, the “19.99% Threshold”); provided, further, however, that the Series B Preferred Stock shall not be convertible pursuant to this Section 6 (assuming the Corporation elects Physical Settlement or Combination Settlement) in the aggregate with any prior conversions into more than 9.9% of the Common Stock outstanding on the Original Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) without the affirmative vote or consent of the Holders of a majority of the shares of Series B Preferred Stock (such limitation, the “10.0% Threshold”, and such consent, the “10.0% Consent”).

(b)            Conversion at Option of the Corporation. From and after January 1, 2022, if the VWAP per share of Common Stock for any twenty (20) consecutive Trading Days is equal to or exceeds $26.35 (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock), the Corporation shall have the right, at the Corporation’s option at any time, subject to the conversion procedures set forth in Section 7, to convert each share of Series B Preferred Stock at the Settlement Amount as of the applicable Conversion Date (the “Company Conversion Right”). The Company Conversion Right may be exercised as to all or any portion of the Series B Preferred Stock; provided, however, that prior to the receipt of Stockholder Approval, conversion of the Series B

Preferred Stock into Common Stock shall be subject to the 19.99% Threshold; provided, further, however, that prior to the receipt of the 10.0% Consent, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 10.0% Threshold.

(c)             Conversion in 2024. On December 31, 2024, all issued and outstanding shares of Series B Preferred Stock shall, without further action of the Corporation or the Holders, but subject to the conversion procedures set forth in Section 7, convert at the Settlement Amount as of December 31, 2024; provided, however, that prior to the receipt of Stockholder Approval, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 19.99% Threshold; provided, further, however, that prior to the receipt of the 10.0% Consent, conversion of the Series B Preferred Stock into Common Stock shall be subject to the 10.0% Threshold.

(d)            Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(e)             Stockholder Approval. A proper officer of the Corporation shall call or cause to be called, upon the written request of Holders holding a majority of the outstanding Series B Preferred Stock, a special meeting of stockholders for the purpose of obtaining the Stockholder Approval within one hundred twenty (120) days following such request and the Corporation shall use its commercially reasonable efforts to obtain the Stockholder Approval; provided that if the Stockholder Approval is not obtained at such meeting, upon the written request of Holders of a majority of the outstanding Series B Preferred Stock, the Corporation shall use its commercially reasonable efforts to obtain the Stockholder Approval at any subsequent annual meeting of the Corporation’s shareholders until the Stockholder Approval is obtained. Notwithstanding the foregoing, any conversions of Series B Preferred Stock into Common Stock above the 10.0% Threshold shall remain subject to the 10.0% Consent.

7.               Settlement Procedures; Conversion Procedures; Effect of Conversion.

(a)             Settlement Procedures. Upon conversion of any shares of Series B Preferred Stock pursuant to Section 6, the Corporation shall pay or deliver, as the case may be, to the converting holder, in respect of the shares of Series B Preferred Stock, a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 7(a).

(i)              If, in respect of any Conversion Date relating to a conversion of Series B Preferred Stock pursuant to Section 6(a), the Corporation elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date, the Corporation, through the Conversion Agent, shall deliver such Settlement Notice to converting Holders, no later than the close of business on the second Business Day immediately following the relevant Conversion Date. Such Settlement Notice shall specify (1) the Settlement Method, (2) the number of shares of Common Stock, if any, and aggregate amount of cash constituting the Settlement Amount, (3) the Liquidation Preference as of the Conversion Date, (4) the 20-Day VWAP, and (5) if the Settlement Method is a Cash Settlement or a Combination Settlement, an

undertaking by the Corporation, enforceable following the Conversion Date by the holders of shares of Common Stock into which the Series B Preferred Stock is converted, to comply with the obligations set forth in Section 7(j). If the Corporation does not elect a Settlement Method for a particular Conversion Date prior to the deadline set forth in the immediately preceding sentence, the Corporation shall no longer have the right to elect Physical Settlement or Combination Settlement with respect to such Conversion Date and the Corporation shall be deemed to have elected Cash Settlement in respect of the conversion.

(ii)            The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of shares of Series B Preferred Stock (the “Settlement Amount”) shall be computed as follows:

1)               if the Corporation elects (or is deemed to have elected) to settle the conversion by Physical Settlement, the Corporation shall deliver to the converting Holder in respect of each share of Series B Preferred Stock being converted a number of shares of Common Stock equal to the greater of (i) one (1) share of Common Stock or (ii) the quotient of the Liquidation Preference divided by the 20-Day VWAP;

2)               if the Corporation elects to settle the conversion by Cash Settlement, the Corporation shall pay to the converting Holder in respect of each share of Series B Preferred Stock being converted cash in an amount equal to the greater of (i) the Liquidation Preference or (ii) the 20-Day VWAP, without regard to the 10.0% Threshold or the 19.99% Threshold (such amount, the “Cash Settlement Amount”); provided, however, following such time as the maximum number of shares of Series B Preferred Stock have been converted pursuant to Section 6 (whether into cash of shares of Common Stock) such that, if all such shares of Series B Preferred Stock had been converted into Common Stock (disregarding the 10.0% Threshold), the 19.99% Threshold would have been reached (but not exceeded), the Cash Settlement Amount shall be equal to the Liquidation Preference; and

3)               if the Corporation elects to settle the conversion by Combination Settlement, the Corporation shall pay or deliver, as the case may be, in respect of each share of Series B Preferred Stock being converted, a Settlement Amount equal to, at the election of the Corporation, either (i) cash equal to the Cash Settlement Amount or (ii) a number of shares of Common Stock as set forth in Section 7(a)(ii)(1);

provided, however, that any Physical Settlement or Combination Settlement shall be subject to (i) the 10.0% Threshold until such time as the 10.0% Consent is received and (ii) the 19.99% Threshold until such time as the Stockholder Approval is received.

(b)            Payment of Settlement. The Corporation shall pay or deliver, as the case may be, the Settlement Amount on the third Business Day immediately following the relevant Conversion Date. If any shares of Common Stock are due upon conversion, the Corporation shall issue or cause to be issued, the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set forth in Section 7(k)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the

Corporation to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth on the records of the Corporation or as otherwise instructed in writing by such Holder. If a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares as set forth in Section 7(k)) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series B Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(c)             Procedure for Conversion by the Holders. In order for a Holder to convert such shares pursuant to Section 6(a), the Holder thereof shall:

(i)              Deliver a properly completed and duly executed written notice of election to convert (the “Holder Conversion Notice”), and deliver such notice to the Conversion Agent at the office of the Conversion Agent and state in writing therein the number of shares of Series B Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Right to be registered;

(ii)            deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B Preferred Stock to be converted;

(iii)          if required, furnish appropriate endorsements and transfer documents; and

(iv)          if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 13.

(d)            Procedure for Conversion by the Corporation. If the Corporation elects to effect a conversion pursuant to Section 6(b) or Section 6(c), the Corporation shall provide notice thereof to each Holder (such notice, a “Notice of Conversion”). The Notice of Conversion shall be mailed by the Corporation, postage prepaid, not fewer than five (5) Business Days nor more than ten (10) Business Days, prior to the Conversion Date, addressed to the respective holders of record of the Series B Preferred Stock to be converted at their respective addresses as they appear on the transfer records maintained by the Corporation’s Transfer Agent. In addition to any information required by law, each such notice shall include: (i) the number of shares of Series B Preferred Stock held by such Holder to be converted; (ii) the Conversion Date; (iii) the Liquidation Preference as of the Conversion Date; (iv) the Settlement Method; (v) the 20-Day VWAP; (vi) the number of shares of Common Stock, if any, and aggregate amount of cash constituting the Settlement Amount; (vii) the procedures of DTC for book-entry transfer of shares of Series B Preferred Stock to enable the Holder to receive the Settlement Amount; (viii) that receipt of the Settlement Amount will be made upon book-entry transfer of such Series B Preferred Stock in compliance with DTC’s procedures; and (ix) if the Settlement Method is a Cash Settlement or a Combination Settlement, an undertaking by the Corporation, enforceable following the Conversion Date by the holders of shares of Common Stock into which the Series B Preferred Stock is converted, to comply with the obligations set forth in Section 7(j).

(e)             Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding, and all accrued and unpaid dividends shall be deemed satisfied and paid.

(f)             Record Holder of Underlying Securities as of Conversion Date. The Person or Persons in whose name the shares of Common Stock (and, to the extent applicable, cash, securities or other property issuable upon conversion of Series B Preferred Stock) shall be issued upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date.

(g)            Status of Converted Shares. Shares of Series B Preferred Stock converted in accordance with this Articles Supplementary, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.

(h)            Partial Conversion. In case any certificate for shares of Series B Preferred Stock shall be surrendered for partial conversion, the Corporation shall execute and deliver to the Holder of the certificate so surrendered a new certificate for the shares of Series B Preferred Stock not converted.

(i)              Settlement for Common Stock in Excess of 19.99%. Notwithstanding Section 7(a), if a Physical Settlement or Combination Settlement would result in the 10.0% Threshold, if applicable, or the 19.99% Threshold being exceeded, then, subject to the next sentence, the Corporation must elect either (i) a Cash Settlement or (ii) a Combination Settlement that consists of (x) a number of shares of Common Stock that does not result in the 10.0% Threshold or the 19.99% Threshold, as the case may be, being exceeded and (y) cash equal to the Cash Settlement Amount for each share of Series B Preferred Stock not being converted to Common Stock. However, if, as of the applicable Conversion Date, the Corporation (A) shall not have sufficient funds legally available under the MGCL to pay the amount of cash required pursuant to the previous sentence (such amount, the “Required Cash Settlement Amount”) or (B) the Corporation would be in violation of Specified Contract Terms if it pays the Required Cash Settlement Amount (or any portion thereof) in cash, then the Corporation shall, (1) settle for Common Stock, pro rata among the Holders, the maximum number of shares of Series B Preferred Stock that does not result in the 10.0% Threshold or the 19.99% Threshold, as the case may be, being exceeded, (2) settle for an amount of cash, pro rata among the Holders, a number of shares of Series B Preferred Stock, equal to the lesser of (I) the amount legally available for the settlement of shares of Series B Preferred Stock under the MGCL and (II) the largest amount that can be used for such settlement not prohibited by Specified Contract Terms and (3) settle for cash any shares of Series B Preferred Stock not settled because of the foregoing limitations as soon as practicable after the Corporation is able to make such settlement out of assets legally available therefor and without violation of Specified Contract Terms. The inability of the Corporation (or its successor) to make a settlement payment in cash for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required settlement when, as and if permitted by applicable law and Specified Contract Terms. If the Corporation

defers the settlement of shares of Series B Preferred Stock in accordance with this Section 7(i), such unsettled shares shall continue to be deemed issued and outstanding and entitled to all of the rights and preferences set forth herein, and dividends on such shares not settled shall continue to accrue and compound annually at the Dividend Rate, from the such date until such shares are settled.

(j)              Look-Back. In the event the Corporation effects a Conversion pursuant to Section 6 in which all or a portion of the Settlement Amount is settled in cash, and within 90 days after the Conversion Date, the Corporation enters into a definitive binding written agreement with respect to a Change of Control Transaction on terms such that the amount that a Holder would have received in such Change of Control Transaction had such Holder, immediately prior to the consummation of such Change of Control Transaction (and assuming the Conversion Date was the date such Change of Control Transaction was consummated) converted all such shares of Series B Preferred Stock into Common Stock (disregarding the 10% Threshold and the 19.99% Threshold), is in excess of the Liquidation Preference used to calculate the Settlement Amount, the Corporation (or its successor) shall, immediately upon the consummation of the Change of Control Transaction contemplated by such definitive binding written agreement, pay to the former Holder an amount per share of Series B Preferred Stock in cash which shall equal such difference for each share of Series B Preferred Stock that was settled in cash (rather than Common Stock).

(k)            Fractional Shares. The Corporation shall not issue any fractional share of Common Stock upon conversion of shares of Series B Preferred Stock into Common Stock and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon such conversion or redemption, as the case may be, based on the VWAP for the relevant Conversion Date.

8.               Redemption at the Option of the Corporation.

(a)             Optional Redemption; Redemption Price. (i) At any time following December 31, 2022, the Corporation may elect to redeem up to fifty percent (50.0%) of the outstanding shares of Series B Preferred Stock, and (ii) at any time following December 31, 2023, the Corporation may elect to redeem up to one hundred percent (100.0%) of the outstanding shares of Series B Preferred Stock (each, an “Optional Redemption”), for an amount in cash per share of Series B Preferred Stock equal to the Redemption Price per share of Series B Preferred Stock.

(b)            Exercise of Optional Redemption. If the Corporation elects to effect an Optional Redemption, the Corporation shall provide notice of Optional Redemption to each Holder (such notice, a “Notice of Optional Redemption”). The Notice of Optional Redemption shall be mailed by the Corporation, postage prepaid, not fewer than five (5) Business Days nor more than ten (10) Business Days, days prior to the Redemption Date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s Transfer Agent. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall include: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the procedures of DTC for book-entry transfer of shares of Series B

Preferred Stock for payment of the Redemption Price; (v) that payment of the Redemption Price will be made upon book-entry transfer of such Series B Preferred Stock in compliance with DTC’s procedures; and (vi) an undertaking by the Corporation, enforceable following the Redemption Date by the Holders, to comply with the obligations set forth in Section 8(f) hereof.

(c)             Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Section 8, dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(d)            Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed in accordance with this Section 8, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.

(e)             Payment. The Corporation shall pay the aggregate Redemption Price on the third Business Day immediately following the relevant Redemption Date to each Holder by wire transfer of immediately available funds.

(f)             Look-Back. In the event the Corporation elects to effect an Optional Redemption, and within 90 days after the Redemption Date, the Corporation enters into a definitive binding written agreement with respect to a Change of Control Transaction on terms such that the amount that a Holder would have received in such Change of Control Transaction had such Holders, immediately prior to the consummation of such Change of Control Transaction (and assuming the Conversion Date was the date such Change of Control Transaction was consummated) converted all such shares of Series B Preferred Stock into Common Stock (disregarding the 10% Threshold and the 19.99% Threshold), is in excess of the Redemption Price paid per share pursuant to this Section 8, the Corporation (or its successor) shall, immediately upon the consummation of the Change of Control Transaction contemplated by such definitive binding written agreement, pay to the former Holders an amount per share of Series B Preferred Stock in cash which shall equal such difference.

9.               Redemption at Option of Holders Upon a Change of Control/Delisting.

(a)             If a Change of Control/Delisting (as defined below) occurs at any time the Series B Preferred Stock is outstanding, then each Holder shall have the right, at such Holder’s option, to require the Corporation to redeem for cash, out of funds legally available therefor, any or all of such Holder’s shares of Series B Preferred Stock, on a date specified by the Corporation that can be no earlier than 30 days and no later than 60 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to the greater of (i) the Liquidation Preference, to and including the Change of Control/Delisting Redemption Date and (ii) the amount that a Holder would have received had such Holders, immediately before the occurrence of a Change of Control Transaction, converted such shares of Series B Preferred Stock into Common Stock, disregarding the 19.99% Threshold and the 10.0% Threshold, and assuming the Conversion Date was the date any of the events set forth in clauses (i) through (v) of the definition of Change of Control/Delisting occurred (such price, the “Change of Control/Delisting Redemption

Price”); provided, however, that a Holder shall not have any right of redemption with respect to any shares of Series B Preferred Stock being called for redemption pursuant to Section 8 to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the Holder’s Change of Control/Delisting Company Notice.

A “Change of Control/Delisting” is when, after the Original Issue Date, any of the following has occurred and is continuing:

(i)              a “person” or group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than fifty percent (50%) of the total voting power of all capital stock entitled to vote generally in elections of directors (“Voting Stock”) of the Corporation; provided that, notwithstanding the foregoing, such a transaction shall not be deemed to be a Change of Control/Delisting if (A) the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company and (B) more than fifty percent (50%) of the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Corporation immediately prior to such transaction;

(ii)            the consummation of any share exchange, consolidation or merger of the Corporation or any other transaction or series of transactions pursuant to which the Common Stock will be converted into cash, securities or other property, other than any such transaction in which the shares of Common Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, more than fifty percent (50%) of the Common Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(iii)          any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than one of the Corporation’s subsidiaries;

(iv)          the Corporation’s stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(v)            the Continuing Directors (as defined below) cease to constitute at least a majority of the Board; or

(vi)          the Common Stock ceases to be listed or quoted on a national securities exchange in the United States.

The term “Continuing Director” means a director who either was a member of the Board on the Original Issue Date or who becomes a member of the Board subsequent to that date and whose appointment, election or nomination for election by the Corporation’s stockholders was duly approved by a majority of the directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board in which such individual is named as a nominee for director.

(b)            Redemption of Series B Preferred Stock shall be made at the option of the Holder thereof, upon:

(i)              delivery by such Holder to the Redemption and Paying Agent of a duly completed notice (the “Change of Control/Delisting Redemption Notice”) in compliance with the procedures of DTC for tendering interests in global certificates, prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date; and

(ii)            book-entry transfer of the Series B Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the Holder of the Change of Control/Delisting Redemption Price therefor.

Notwithstanding anything herein to the contrary, any Holder delivering to the Redemption and Paying Agent a Change of Control/Delisting Redemption Notice shall have the right to withdraw, in whole or in part, such Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date by delivery of a written notice of withdrawal to the Redemption and Paying Agent in accordance with Section 9(d) below. The Redemption and Paying Agent shall promptly notify the Corporation of the Redemption and Paying Agent’s receipt of any Change of Control/Delisting Redemption Notice or written notice of withdrawal thereof.

(c)             On or before the 20th calendar day after the occurrence of a Change of Control/Delisting, the Corporation shall provide to all holders of record of the Series B Preferred Stock and the Redemption and Paying Agent a notice (the “Change of Control/Delisting Company Notice”) of the occurrence of such Change of Control/Delisting and of the redemption right at the option of the Holders arising as a result thereof. Such notice shall be sent in accordance with the procedures of DTC for providing notices. Prior to the opening of business on the first Business Day following the date on which the Corporation provides such Change of Control/Delisting Company Notice, the Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the “Investor Relations” page of the Corporation’s corporate website. Each Change of Control/Delisting Company Notice shall specify: (i) the events constituting a Change of Control/Delisting; (ii) the date of the Change of Control/Delisting; (iii) the last date on which a Holder may exercise the redemption right pursuant to the Change of Control/Delisting; (iv) the Change of Control/Delisting Redemption Price; (v) the Change of Control/Delisting Redemption Date; (vi) the name and address of the Redemption and Paying Agent; and (vii) the procedures that Holders must follow to require the Corporation to redeem their Series B Preferred Stock. The failure of the Corporation to give the foregoing notices or any defect contained therein shall not limit the redemption rights of the Holders or affect the validity of the proceedings for the redemption of the Series B Preferred Stock.

(d)            Upon receipt by the Redemption and Paying Agent of the Change of Control/Delisting Redemption Notice, the Holder in respect of which such Change of

Control/Delisting Redemption Notice was given shall (unless such Change of Control/Delisting Redemption Notice is withdrawn) thereafter be entitled to receive solely the Change of Control/Delisting Redemption Price in cash with respect to such shares of Series B Preferred Stock. Such Change of Control/Delisting Redemption Price shall be paid to such Holder, subject to receipt of funds by the Redemption and Paying Agent, on the later of (i) the Change of Control/Delisting Redemption Date with respect to such shares of Series B Preferred Stock and (ii) the time of book-entry transfer of such shares of Series B Preferred Stock to the Redemption and Paying Agent by the Holder thereof. A Change of Control/Delisting Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Redemption and Paying Agent in accordance with the Change of Control/Delisting Company Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date, specifying the number of shares of Series B Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Change of Control/Delisting Redemption Date, the Corporation shall deposit with the Redemption and Paying Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Change of Control/Delisting Redemption Price of all the shares of Series B Preferred Stock that are to be redeemed as of the Change of Control/Delisting Redemption Date. If the Redemption and Paying Agent holds funds sufficient to pay the Change of Control/Delisting Redemption Price of the Series B Preferred Stock for which a Change of Control/Delisting Redemption Notice has been tendered and not withdrawn on the Change of Control/Delisting Redemption Date, then as of such Change of Control/Delisting Redemption Date, (x) such shares of Series B Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series B Preferred Stock is made) and (y) all other rights of the Holders in respect thereof shall terminate (other than the right to receive the Change of Control/Delisting Redemption Price, in cash, upon book-entry transfer of such shares of Series B Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Change of Control/Delisting Redemption Price exceeds the aggregate Change of Control/Delisting Redemption Price of the shares of Series B Preferred Stock that the Corporation is obligated to redeem as of the Change of Control/Delisting Redemption Date, then, following the Change of Control/Delisting Redemption Date, the Redemption and Paying Agent must promptly return any such excess to the Corporation.

(e)             The Corporation shall not be required to make a redemption in connection with a Change of Control/Delisting if a third party makes such an offer in a manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all shares of Series B Preferred Stock properly tendered and not withdrawn under its offer. In connection with any offer to redeem Series B Preferred Stock in connection with a Change of Control/Delisting, the Corporation shall, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.

10.            Adjustment for Reorganization Events.

(a)             Reorganization Events. In the event of:

(i)              any reclassification, statutory exchange, merger, consolidation, conversion, division or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series B Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii)            any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock (but not the Series B Preferred Stock) is converted into cash, securities or other property; or

(iii)          any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series B Preferred Stock) into other securities; (each of which is referred to as a “Reorganization Event”), then each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 10(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the effective date of such Reorganization Event) that the Holder of such share of Series B Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series B Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event (disregarding the 10.0% Threshold and the 19.99% Threshold); provided that the foregoing shall not apply if such Holder is a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 10(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)            Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(c)             Reorganization Event Notice. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(d)            Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e)             Change of Control. For sake of clarity, if a Reorganization Event constitutes a Change of Control Transaction, then Section 9 shall take precedence over this Section 10.

11.            Voting Rights.

(a)             Holders of shares of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 11.

(b)            Series B Directors.

(i)              To the extent that any shares of Series B Preferred Stock remain outstanding after December 31, 2024, at the written request of the holders of at least 20% of the outstanding shares of Series B Preferred Stock, the number of directors then constituting the Board shall be increased by two and the Holders of a majority of the then outstanding shares of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect two additional directors to serve on the Board (the “Series B Directors”), subject to the terms of the Investor Rights Agreement.

(ii)            In addition to the rights to appoint Series B Directors set forth in Section 11(b)(i) hereof, whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), at the written request of the holders of at least 20% of the outstanding shares of Series B Preferred Stock, the number of directors then constituting the Board shall be increased by two and the holders of shares of Series B Preferred Stock shall be entitled to vote for the election of two Series B Directors, until all unpaid dividends on such Series B Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment. If and when all accrued dividends on such Series B Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series B Preferred Stock to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every subsequent Preferred Dividend Default), and the term of office of each Series B Director so elected shall terminate and the number of Directors shall be reduced accordingly.

(iii)          The election of the Series B Directors may take place at any general or special meeting of stockholders or a separate class meeting of holders of Series B Preferred Stock, or by means of a written consent of the Holders in lieu of a meeting thereof. The Series B

Directors shall be elected by a plurality of the votes cast in the election and each Preferred Director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Series B Director’s right to hold the office terminates, whichever occurs earlier, subject to such Series B Director’s earlier death, disqualification, resignation or removal. The election shall take place at (i) a special meeting called upon the written request of holders of record of at least 20% of the outstanding shares of Series B Preferred Stock, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until such time as no shares of Series B Preferred Stock remain issued and outstanding.

(iv)          So long as any Series B Director serves on the Board, such Series B Director shall be offered the opportunity to become a member of each committee of the Board, unless such Series B Director, in his or her sole discretion, declines to serve on such committee; provided, however, in all such cases that such Series B Director shall be entitled to be a member of such committee of the Board only if he or she meets any independence or other requirements under applicable law and the rules and regulations of the NYSE American (or other securities exchange on which the Corporation’s securities may then be traded) for service on such committee.

(v)            Following December 31, 2024, so long as any Series B Director serves on the Board, the affirmative vote or consent of at least one Series B Director, in a duly noticed meeting of the Board, shall be required to sell, license or lease to any Person, in a single transaction or series of related transactions, any property or assets of the Corporation or its subsidiaries (including the Operating Partnership).

(vi)          At such time as no shares of Series B Preferred Stock remain issued and outstanding, the right of the Holders (in their capacity as such) to elect Series B Directors shall immediately cease, and the term of office of each Series B Director so elected shall terminate and the number of Directors shall be reduced accordingly. Any Series B Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock. So long as a Preferred Dividend Default shall continue, or any shares of Series B Preferred Stock remain outstanding after December 31, 2024, any vacancy in the office of a Series B Director may be filled by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock. Each of the Series B Directors shall be entitled to one vote on any matter.

(c)             Approval Rights. So long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote or consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock shall be required to:

(i)              authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Equity Securities or Parity Equity Securities or reclassify any authorized shares of capital stock of the Corporation into Senior Equity Securities or Parity Equity Securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Equity Securities or Parity Equity Securities;

(ii)            authorize, create or issue any class of partnership interests in Plymouth Industrial OP, LP, a Delaware limited partnership (the “Operating Partnership”) that have rights senior to the partnership interests thereof in existence on December 14, 2018;

(iii)          amend, alter, repeal or otherwise change (including by merger, consolidation, division, transfer or conveyance of all or substantially all of its assets or otherwise) the Charter, Bylaws or this Articles Supplementary, or any similar organizational documents of any subsidiary of the Corporation, if such amendment, alteration, repeal or change would adversely affect the rights, preferences, privileges or powers of the Series B Preferred Stock;

(iv)          approve any dividends other than cash dividends declared and paid in the ordinary course of business consistent with past practice, required to be paid pursuant to the Charter, or required to be paid by the Corporation to maintain REIT status;

(v)            affect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NYSE American in respect of the Common Stock;

(vi)          incur any Indebtedness of the Corporation, (or permit any subsidiary, including the Operating Partnership, to incur any Indebtedness) if such Indebtedness would result in (x) the Total Leverage (as such term is defined in the KeyBank Credit Agreement) to equal or exceed sixty five percent (65.0%), or (y) the Debt Service Coverage Ratio for any Test Period (as such terms are defined in the KeyBank Credit Agreement) to be 1.5x or less;

(vii)        notwithstanding anything in MGCL Section 2-202(c) to the contrary, adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Purchaser unless the Corporation has excluded the Holders and their Affiliates from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement;

(viii)      commence any voluntary bankruptcy or insolvency proceedings of the Corporation or any of its subsidiaries, including the Operating Partnership;

(ix)          following December 31, 2024, enter into an agreement or arrangement, whether by the Corporation or any of its subsidiaries (including the Operating Partnership), the consummation of which would be a Change of Control Transaction;

(x)            following December 31, 2024, enter into an agreement or arrangement to, or make, whether by the Corporation or any of its subsidiaries (including the Operating Partnership), any acquisition (including by merger or consolidation) of the capital stock or any other equity interest of a material portion of the assets of any other Person or any real property asset or assets; or

(xi)          take any action that has the effect of subverting the restrictions set forth in this Section 11(c)

(d)            Approval Rights Following December 31, 2024. To the extent that any shares of Series B Preferred Stock remain outstanding after December 31, 2024, Holders thereof shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of capital stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of capital stock of the Corporation). Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series B Preferred Stock held of record by such Holder could then be converted pursuant to these Articles Supplementary at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed (disregarding the 10.0% Threshold); provided, however, that with respect to any vote taken pursuant to this Section 11(d) prior to prior to the receipt of Stockholder Approval, if the aggregate voting power of the Holders would exceed 19.99% of the total voting power (without regard to this proviso) of the Common Stock outstanding at Original Issue Date, then with respect to such shares, the Series B Holders shall be entitled to cast a number of votes equal to 19.99% of such total voting power. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws of the Corporation.

12.            Term. The Series B Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as set forth above, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series B Preferred Stock.

13.            Transfer Tax. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered Holder converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

14.            Maintenance of REIT Status. Until the first day of the first calendar year in which no Series B Preferred Stock remains issued and outstanding, the Corporation shall continue to be taxed as a REIT under the Code.

15.            Transfer Agent, Conversion Agent and Redemption and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and Redemption and Paying Agent for the Series B Preferred Stock shall be Continental Stock Transfer and Trust Company. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent or Redemption and Paying Agent for the Series B Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof by first class mail, postage prepaid, to the Holders.

16.            Facts Ascertainable. When the terms of this Articles Supplementary refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Corporation shall also maintain a written record of the Original Issue Date, the number of shares of Series B Preferred Stock issued to a holder thereof and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

17.            Severability. If any term of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

THIRD: The shares of Series B Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 6th day of December, 2018.

ATTEST:		Plymouth Industrial REIT, Inc.

By:	/s/ Pendleton P. White, Jr.	By:	/s/ Jeffrey E. Witherell
	Pendleton P. White, Jr.		Jeffrey E. Witherell